Exhibit 99.1

December 18, 2006

Dr. Rudolf W. Gunnerman
Chairman and CEO
SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431
USA

Dear Dr. Gunnerman:

This letter is to formally advise you that I am resigning as President and Interim Chief Operating Officer of SulphCo, Inc., effective as of the close of business on December 31, 2006.

My decision to resign is the culmination of a number of factors, principally the deterioration in communications between the Board of Directors and management and the failure of the Board to give appropriate weight to the views of management. In my opinion, this has engendered an environment which is making it difficult for the company to further strengthen its management team and effectively interface with outside consultants and advisors.

Although I continue to believe very strongly in the company, its management and its prospects, I do not believe that I can function effectively as President and Interim Chief Operating Officer in the current environment. However, as a major shareholder, I will continue to do everything I can to support your efforts to grow the company and I hope that I can play a more active role in the future, as and when circumstances permit.

On behalf of all shareholders, I would also like to sincerely congratulate you on your steadfast and unwavering leadership in the months leading up to and through the recent legal trial that the company was able to defend successfully.

Respectfully submitted,

Peter W. Gunnerman
President